EXHIBIT 8.1

Subsidiary	Country of incorporation
Agenciamiento y Servicios Profesionales S.A. de C.V.	Mexico
Alto Paraná S.A.	Argentina
Arauco Australia S.A.	Australia
Arauco Bioenergía S.A.	Chile
Arauco Colombia S.A.	Colombia
Arauco Denmark ApS	Denmark
Arauco Distribución S.A.	Chile
Arauco do Brasil S.A. (ex-Placas do Paraná S.A.)	Brazil
Arauco Ecuador S.A.	Ecuador
Arauco Florestal Arapoti S.A.	Brazil
Arauco Forest Brasil S.A.	Brazil
Arauco Forest Products B.V.	The Netherlands
Arauco Holanda Cooperatief U.A.	The Netherlands
Arauco Perú S.A.	Peru
Arauco Wood Products, Inc.	U.S.A.
Araucomex S.A. de C.V.	Mexico
Aserraderos Arauco S.A.	Chile
Bosques Arauco S.A.	Chile
Catan Empreendimentos e Participacoes S.A.	Brazil
Controladora de Plagas Forestales S.A.	Chile
Empreendimentos Florestais Santa Cruz Ltda. (ex-Lucchese Empreendimentos e Participacoes Ltda.)	Brazil
Forestal Arauco S.A.	Chile
Forestal Celco S.A.	Chile
Forestal Cholguán S.A.	Chile
Forestal Concepcion S.A.	Panama
Forestal Los Lagos S.A.	Chile
Forestal Nuestra Señora del Carmen S.A.	Argentina
Forestal Valdivia S.A.	Chile
Industrias Forestales S.A.	Argentina
Inversiones Arauco Internacional Ltda. (ex-Arauco Internacional S.A.)	Chile
Inversiones Celco S.L.	Spain
Investigaciones Forestales Bioforest S.A.	Chile
Leasing Forestal S.A.	Argentina
Mahal Empreendimentos e Participacoes S.A.	Brazil
Paneles Arauco S.A.	Chile
Savitar (Forestal Talavera S.A.)	Argentina
Servicios Logísticos Arauco S.A.	Chile